EXHIBIT 12

                                U S WEST, Inc.
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

                                                  Three Months Ended
                                                   3/31/96   3/31/95
- ------------------------------------------------- --------- ---------
Income before income taxes and cumulative effect
  of change in accounting principle                   $489      $538
Interest expense (net of amounts capitalized)          135       128
Interest factor on rentals (1/3)                        22        22
Equity losses in unconsolidated ventures                27         -
Guaranteed minority interest expense                    12         -
                                                  --------- ---------
Earnings                                              $685      $688

Interest expense                                       159       139
Interest factor on rentals (1/3)                        22        22
Guaranteed minority interest expense                    12         -
                                                  --------- ---------
Fixed charges                                         $193      $161

Ratio of earnings to fixed charges                    3.55      4.27
- ------------------------------------------------- --------- ---------
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